Consulting Agreement


         This Agreement, dated October 18, 1995, entered into between Delta Parts, Inc., a Minnesota corporation ("DPI"), and Kramer Capital Management, Inc., a Massachusetts corporation ("KCM"), shall govern all consulting services provided by KCM to DPI.


I. Initial Stage

         A. Responsibilities. Commencing with the execution of this Agreement, KCM shall undertake the following steps:

                  (1) Mark Kramer ("Kramer") will spend 2-3 days in Minneapolis to develop a first-hand understanding of DPI and the background data necessary to write a new business plan.

                  (2) Kramer will devote at least 3 two-hour sessions to strategic planning with DPI management, to better define DPI's niche, competitive strengths, and acquisition prospects.

                  (3) KCM and DPI will agree on a list of 3-4 acquisitions that might be accomplished in the next 18 months, taking preliminary steps to ensure that the acquisitions are possible and that the pricing formulas are realistic.

                  (4) KCM will prepare a new business plan and offering document for DPI, with detailed financial projections.

                  (5) KCM will assist DPI in raising $400,000 or more of equity on or before January 31, 1996 (the "Closing Date"), at a price per share acceptable to DPI.

                  (6) If DPI requests in writing that KCM assist in closing the acquisition of Northstar that is currently under discussion, KCM will assist in closing that transaction for a separate fee.

         B. Compensation.

                  (1) KCM will bill DPI for services rendered during this Initial Stage at normal consulting rates, not to exceed 6% of the finds actually raised on or before the Closing Date.

                  (2) If KCM assists in the Northstar acquisition pursuant to
                  Section IA(6) above, a separate fee will be charged, based on normal consulting rates, but not to exceed $35,000. No fee will be due if the acquisition does not close.

                  (3) Out-of-pocket expenses will be billed separately on a monthly basis.

         C. Obligation to Continue. If KCM is unable to raise $400,000 by the Closing Date, DPI shall have the right to discontinue this Consulting Agreement without any further obligation to KCM. If KCM raises at least $400,000 on or before the Closing Date, then KCM may elect within 15 days of the Closing Date to undertake the Second Stage of this Agreement, as described below, and DPI shall be bound by the terms thereof.


II. Second Stage

A. Consulting Services to be Provided by KCM

         During the Second Stage, KCM shall provide the following services to
DPI:

         1. Work with DPI's management to develop a 3 to 5 year strategic plan.

         2. Prepare a business plan for DPI, consistent with the strategic plan, to serve as both a management and a fund-raising tool.

         3. Update the business plan, as necessary throughout the term of this Agreement, to reflect current prospects and conditions, and to meet immediate fundraising needs.

         4. Identify, evaluate and prioritize merger and acquisition candidates, according to criteria developed in the strategic plan.

         5. Negotiate and close mergers and acquisitions, within the parameters set by DPI.

         6. Locate equity and/or debt capital for DPI as required to close all acquisitions, and to finance the expansion of DPI as contemplated by the strategic plan.

B. Term of Agreement and Adequacy of Performance

         1. The Second Stage of this Agreement shall remain in effect from the Closing Date through December 31, 1996 (the "Term"), unless extended by agreement of the parties.

         2. From time to time, during the Term, KCM and DPI shall set in writing agreed upon parameters for any capital to be raised and for any acquisitions to be closed. Such terms shall be set prior to undertaking the acquisition or fund-raising, and shall specify the pricing and deal structures acceptable to DPI and considered realistic by KCM, as well as an outside deadline for completion of the financing or acquisition (the "Transaction").

         If KCM is unable to close the Transaction substantially within the terms and timing agreed upon, then DPI shall have the option of discontinuing this Consulting Agreement by giving written notice to KCM within 30 days after the Transaction deadline. If KCM is successful in closing the

Transaction substantially within the terms and timing agreed upon, KCM shall have the exclusive option of undertaking the next acquisition or financing under the terms of this Agreement.

C. Compensation to KCM

         KCM shall be compensated for its services as follows:

         1. Acquisitions. KCM shall be paid a fee upon the closing of each acquisition according to the following "Modified Lehman Schedule"

                  Fee               Non-Debt Acquisition Value

                  5%                First $5,000,000
                  4%                Next $5,000,000
                  3%                Next $10,000,000
                  2%                Above $20,000,000

         (a) "Non-Debt Acquisition Value" shall mean the total value of all consideration paid for each acquisition, as customarily calculated, including cash, stock, notes, and any other deferred compensation to the sellers, exclusive of Senior Debt. Senior Debt shall mean non-subordinated bank debt or similar financing instruments (i) used to pay the seller for the acquisition,
(ii) secured by the assets or cash flows of DPI or the acquisition candidate, and (iii) bearing interest without any equity participation, performance, or conversion features.

         (b) Acquisitions subject to this fee shall include all acquisition candidates with whom negotiations have begun during the Term, and which close within 6 months after expiration of the Term, or discontinuance of the Second Stage of this Agreement ("Acquisitions").

         2. Consulting Fees. No additional fees shall be charged for any consulting services in connection with any Acquisition, including all services provided in Section II A above.

         In the event that KCM assists DPI in raising capital during the Term, and such capital is not used exclusively for Acquisitions, KCM may bill DPI for consulting time at its usual and customary rates, provided that the total consulting fees shall not exceed 6% of the non-Acquisition capital raised during the Term.

         3. Expenses. All out-of-pocket expenses, such as postage, courier, copying, meals and travel shall be billed separately and reimbursed on a monthly basis. However, KCM will obtain DPI's prior approval before incurring any air travel or lodging expenses.

D. Other Provisions

         1. Exclusivity. KCM shall be the exclusive agent for DPI in mergers, acquisitions, and financings during the Term. Any capital raised from any source, or any acquisition made during the Term, shall be subject to compensation payable to KCM according to Section C of this Agreement.

         2. Indemnification. KCM will rely on DPI's management to provide accurate and complete information about the financial condition, history, and operations of DPI. KCM shall not be obligated to conduct any independent due diligence about representations made to potential investors or acquisition candidates. Therefore, DPI shall indemnify and hold harmless KCM, and Kramer personally, from any liability regarding inaccuracies, misrepresentations, or omissions of material fact about DPI and represented in the business plan or to potential investors and acquisition candidates.

         3. Board Representation & Stock Options. Upon the closing of a minimum of $150,000 in new equity from KCM's efforts; DPI shall cause Kramer to be elected to the Board of Directors of DPI. Upon such election, DPI shall grant Kramer stock options for 10,000 shares of common stock at an exercise price no greater than $3.50 per share, subject to the terms of the Non-Employee Director Stock Option Plan.

         4. No Commission. KCM shall provide consulting services to DPI to assist in closing acquisitions and expanding the company, including the identification of sources of capital to accomplish these goals. KCM shall not, however, be compensated on a commission basis for raising capital.

         5. Announcements. Upon completion of an acquisition or financing, KCM may make a traditional "tombstone" newspaper announcement, subject to prior approval of the language by DPI.

         6. Confidential Information. During the Initial Stage and the Term (as the same may be extended by agreement of the parties) and for five (5) years thereafter, KCM on behalf of itself and its employees shall safeguard and shall not disclose to any third person or use for its or his own benefit or the benefit of others Confidential Information of DPI however acquired. "Confidential Information" is defined for purposes of this Agreement to include, but not be limited to, any one or more of the following: trade secrets, customer lists, business plans, analyses, compilations, marketing plans, non-public financial data, the existence, nature, substance, progress and results of research and development projects, inventions, discoveries, formulae, processes, drawings, documents, records, software or any other information, whether similar to the specified information or not, which is confidential to DPI or any parent, subsidiary or affiliated company.

         (a) KCM acknowledges that with respect to Confidential Information, its relationship to DPI is fiduciary in nature, and that Confidential Information may be furnished, or otherwise made available, or may be developed by KCM hereunder incident to the relationship of trust and confidence which by reason of the arrangement described herein exists between KCM and DPI. The disclosure of Confidential Information by DPI to KCM or the acquisition or development of Confidential Information by KCM shall not be deemed to impair its confidential nature.

         (b) Anything to the contrary notwithstanding, KCM shall have no obligation of confidentiality with respect to any Confidential Information which:

                  (i) was not developed by KCM hereunder and was already known to KCM prior to acquisition from or disclosure by DPI; or

                  (ii) is or becomes publicly known through no fault or act of KCM; or

                  (iii) is received without restriction as to disclosure by KCM from a third party having the right to disclose; or

                  (iv) is required to be disclosed pursuant to a judicial proceeding; or

                  (v) is approved for release by written authorization of DPI.

         (c) The parties expressly agree that in order to protect its Confidential Information DPI shall have the right to bring an action to enjoin the disclosure by KCM or any of its employees of Confidential Information, it being acknowledged that a suit for monetary damages alone would be inadequate remedy.

7. Competitive Activities. During the Initial Stage and the Term (as the same may be extended by agreement of the parties), and for 12 months thereafter, neither KCM nor Kramer shall directly or indirectly furnish to any competitor of DPI the services to be provided to DPI hereunder or compete or assist others to compete with DPI.

8. Relationship. The relationship between DPI and KCM shall be that of Independent contractors, and nothing contained in this Agreement shall be construed to constitute either DPI or KCM as a partner, employee, or agent of the other. Neither DPI nor KCM shall have the authority to bind the other in any manner without the others prior written consent and authorization.

9. Reports, Plans, etc.

         (a) KCM shall furnish DPI with such written reports of the services performed hereunder as DPI shall reasonably request.

         (b) Any reports, business plans, strategic plans, offering brochures, descriptive brochures, analyses, compilations and the like prepared or compiled by KCM or Kramer for DPI shall be considered "works for hire" as that phrase is defined in 17 U.S.C. Section 101, to the extent permitted by law; may be used by DPI without any additional charge, and shall not be used by KCM or Kramer in the performance of services for any other client.

10. Work Performed by Kramer. All of the work performed hereunder, except clerical or research work, shall be performed by Kramer except to the extent that DPI agrees otherwise in writing.

11. Full Agreement. This Agreement sets out the full agreement between DPI and KCM, superseding any prior agreements. This Agreement may be modified or amended only in writing signed by both parties.


Kramer Capital Management, Inc.

     /s/ Mark R. Kramer
--------------------------------
By:  Mark R. Kramer
         President


Delta Parts, Inc.

     /s/ Mark P. Duffy
--------------------------------
By:  Mark P. Duffy
         Chief Operating Officer

                                 First Amendment



Delta Parts, Inc., a Minnesota Corporation ("DPI"), and Kramer Capital Management, Inc. a Massachusetts Corporation ("KCM"), hereby agree to amend the Consulting Agreement (the "Agreement") between them, dated October 17, 1995, as follows:

         A. The Closing Date shall be extended from January 31, 1996 to March 31, 1996.

         B. DPI authorizes KCM to negotiate a merger, consolidation, acquisition, and/or initial public offering (IPO) with Amcom, Polaris, and Northstar, or such other companies as DPI may approve in writing, on terms acceptable to DPI, to close on or before September 30, 1996. Such combination or IPO shall be a Transaction, as described in Section II of the Agreement, and based on the aggregate value of the consolidation and IPO, shall be subject to the KCM compensation schedule described in Section IIC. Such compensation shall be capped at one million dollars, except if, in order to include Glazer, KCM splits its compensation with Glazer, then there shall be no cap on the fee. Neither Glazer, nor any other agent, will be engaged without prior approval from DPI.

         C. DPI authorizes KCM to employ Will Carlin on DPI's behalf, at KCM's sole expense. Upon successful completion of the Initial Stage, KCM may bill DPI and be reimbursed for the direct cost of Carlin's services up to a maximum of $4,000, plus all direct out-of-pocket costs incurred to date.

         D. In the event of a non-cash merger with another company, and absent a public offering or private financing that produces substantial funds at the closing, KCM's fee may be paid in installments over a minimum of 3 and a maximum of 12 months from the closing.

         The Agreement shall otherwise remain unchanged in all respects, and continue in full force.

Kramer Capital Management, Inc.


/s/ Mark R. Kramer
------------------------------------        Date:_______________________________
By:  Mark R. Kramer
         President

Delta Parts, Inc.

/s/ Mike Cibulka
------------------------------------        Date:_______________________________
By:
    Title: